Exhibit 99.1
NEWS RELEASE
Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2006
FOURTH QUARTER AND ANNUAL EARNINGS

DEFIANCE, OHIO (January 15, 2007) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for the fiscal year ended December 31, 2006 totaled $15.6 million, or $2.18 per diluted share compared to $12.0 million or $1.69 per diluted share for the year ended December 31, 2005. The prior year results included acquisition-related charges associated with the Company’s 2005 first quarter acquisition of ComBanc, Inc. and 2005 second quarter acquisition of The Genoa Savings and Loan Company totaling $3.5 million ($2.3 million after tax). If the acquisition related charges had been excluded from the 2005 results, core operating earnings would have been $14.2 million or $2.01 per diluted share. The 2006 results represent an 8.5% increase in earnings per share for core operations.

For the fourth quarter ended December 31, 2006, First Defiance earned $4.0 million or $0.55 per diluted share compared to $3.4 million or $0.48 per diluted share for the fourth quarter in 2005.

“We are very pleased with 8.5% growth in our core earnings per share for the year, especially considering how difficult the environment has been for banks over the last nine months,” commented William J. Small, Chairman, President and Chief Executive Officer of First Defiance. “The ongoing inversion of the yield curve, which began midway through 2006, has put extreme pressure on net interest margins. We were able to overcome the challenge of declining margins through initiatives that allowed us to realize significant growth in non-interest income, particularly fee income.”

“Results for the fourth quarter were improved at $0.55 per share,” added Mr. Small. “There were a number of factors that contributed to the favorable results, including continued better-than-expected experience with our self-insured medical plan, higher-than-anticipated cash flows on certain impaired loans that we obtained through our recent acquisitions, favorable adjustments to some of our incentive compensation accrual accounts and a reduction to our overall effective tax rate for the year based on the year-end analysis of our tax position.”

Net Interest Income Declined
Net interest income for the 2006 fourth quarter declined 2.9% to 12.2 million from $12.6 million earned in the fourth quarter of 2005, despite the fact that average interest-earning assets were $74.1 million higher in the last three months of 2006 than in the same period of 2005. Net interest margin for the 2006 fourth quarter, on a tax-equivalent basis, was 3.60%, a 32 basis point drop from the fourth quarter of 2005 and one basis point higher than the 2006 third quarter margin of 3.59%. The margin in the fourth quarter was aided by the accretion into interest income of $148,000 of loan purchase discounts recorded in conjunction with the Company’s recent acquisitions. Without that accretion, which is dependent on improvements in cash flows on loans identified as impaired, the margin for the fourth quarter would have been 3.56%. The margin decline in the 2006 fourth quarter compared to 2005 is due to asset yields increasing by 56 basis points compared to a 97 basis point increase in the Company’s funding costs during those same periods. First Defiance’s interest rate spread dropped from 3.66% in the 2005 fourth quarter to 3.25% in the last quarter of 2006.

Provision for Loan Losses Falls
The provision for loan losses was $318,000 for the fourth quarter of 2006 compared to $378,000 for the fourth quarter of 2005. The level of provision remained low despite a sharp increase in net charge-offs, which were $1.0 million for the 2006 fourth quarter ($1.1 million of charge-offs and $93,000 of recoveries). By comparison, charge-offs in the 2005 fourth quarter were $376,000 and recoveries were $47,000. The increase in charge-offs is the reflection of efforts by management to resolve a number of the problem loans absorbed through recent acquisitions. Of the $1.1 million of loans charged-off in the 2006 fourth quarter, $490,000 were acquired either in the ComBanc or Genoa acquisitions or in the 2003 acquisition of branches from RFC Banking Co. The loans charged off were fully reserved.

“Our credit department and our lenders have worked very hard at getting some of these loans resolved and we have more work to do,” said Mr. Small. “When we made these acquisitions, we accurately estimated the level of potential losses that were in the portfolio. However we significantly underestimated the time and effort it would take to resolve some of these matters. This continues to be an area of focus and we will likely see additional charge-offs in 2007. We recognize that the high level of charge-offs has reduced some of our coverage ratios, however, we also note that the loans we charged off were fully reserved. We remain confident that our remaining allowance for loan losses of $13.6 million is adequate and that all probable charge-offs are appropriately reserved. Also, while our charge-offs increased significantly in the fourth quarter, total net charge-offs for the full year were only 0.15% of average loans.”

“We’re disappointed that our non-performing assets didn’t drop much this quarter,” added Mr. Small, noting that non-performing assets were $9.9 million at December 31, 2006, down just slightly from $10.0 million at September 30, 2006. “However, we are encouraged by the progress made toward resolution of several large items in the non-performing categories. We expect to see improvement in this area over the next couple of quarters.”

Service Fees Continue to Increase
Total non-interest income increased to $4.9 million in the 2006 fourth quarter, from $3.8 million for the 2005 fourth quarter. Most of the increase was due to the implementation of an overdraft privilege product late in the 2006 first quarter that boosted checking account service fees. Total overdraft fees for the 2006 fourth quarter were $1.8 million, an increase of 125.8% from the $810,000 level of the fourth quarter of 2005.

Non-Interest Expenses Up 4.9%
Non-interest expenses increased to $11.2 million in the 2006 fourth quarter, up from $10.7 million during the last three months of 2005. Compensation and benefits were essentially flat between the two periods at $5.9 million in each quarter. In 2006, lower costs resulting from favorable experience with the Company’s group medical plan have offset compensation increases between the two periods. Other significant increases in non-interest expense occurred in audit and examination charges, which were up $70,000; printing costs, which increased by $114,000; and expenses associated with other real estate owned, which were up by $78,000. Also, fees associated with the overdraft privilege program, which was a new expense in 2006, totaled $120,000 in the 2006 fourth quarter. Under the terms of the contract for the overdraft privilege program, quarterly fees of approximately this level will be paid through the first quarter of 2008.

Year-end adjustments based on a detailed analysis of tax accounts and the reversal of previously recorded tax reserves associated with resolved tax exposure items resulted in a drop in the effective tax rate to 29.6% for the 2006 fourth quarter.. The positive impact of these favorable adjustments for the quarter was approximately $150,000.

Annual Results
On an annual basis, earnings for 2006 were $15.6 million, an increase of 9.9% or $1.4 million over core operating earnings for 2005. Net interest income for the 2006 year totaled $49.0 million, an improvement of $1.7 million or 3.7% over 2005. For 2006, net interest margin, stated on a tax equivalent basis, declined to 3.68% from 3.87% for the year ended December 31, 2005. During that period the provision for loan losses increased to $1.8 million in 2006 from $1.4 million in 2005.

Non-interest income increased by $3.7 million, or 23.2%, to $19.6 million for the year ended December 31, 2006 from $15.9 million for 2005. Excluding gains from securities sales, which were $1.2 million in 2005 and a loss of $2,000 in 2006, non-interest income grew by $4.9 million or 33.8% in 2006 compared to 2005. Service fees, primarily associated with the overdraft privilege product, accounted for $3.7 million of the increase, insurance commissions increased by $346,000, and gains from the sale of SBA and farm loans increased by $126,000. In addition, during the 2006 second quarter, First Defiance sold its MasterCard portfolio and realized a $400,000 gain.

Non-interest expense totaled $43.8 million for 2006 and $43.9 million for 2005. However, the 2005 expenses included $3.5 million of acquisition-related costs. Excluding those items, non-interest expense was $40.4 million in 2005, or an increase in 2006 of $3.4 million or 8.3%. Compensation and benefits increased by $706,000 between 2005 and 2006 while occupancy costs were up by $452,000 and data processing increased by $442,000. The 2006 results reflect a full year of activity related to the acquisition of Genoa Savings and ComBanc while the 2005 results included just nine months of the Genoa acquisition and slightly more than 11 months of the ComBanc acquisition. Additional significant increases in non-interest expense in 2006 included advertising, which increased by $235,000; audit and exam fees, which were up $225,000; postage costs, which grew by $135,000; and printing and office supplies, which were up $134,000. Also, the Company incurred fees to the vendor of the overdraft privilege program totaling $372,000 for the 10 months that the program was in place.

Assets End Year at $1.53 Billion
Total assets at December 31, 2006 totaled $1.53 billion compared with $1.46 billion at December 31, 2005. At December 31, 2006, net loans totaled $1.23 billion, deposits totaled $1.14 billion and stockholders equity was $159.8 million. At December 31, 2005, net loans, deposits and equity were $1.16 billion, $1.07 billion and $151.2 million, respectively. Goodwill and other intangible assets were $38.5 million at December 31, 2006 compared to $39.2 million at December 31, 2005.

Looking Ahead
“We believe that 2007 will be a another challenging year, especially if the current interest rate environment persists,” said Mr. Small. “It will be especially difficult to grow our top line revenue, which is net interest income, in the face of declining margins. For example, our tax-equivalent net interest margin in the 2006 first quarter was 3.84%. By comparison, our budget for the first quarter of 2007 projects a margin of just 3.40%. While it looks like we may have been conservative when we put that budget together, it’s clear that our net interest income, at least in the first part of 2007, will lag net interest income in 2006. For the full year in 2007, we believe our net interest margin will average somewhere in the 3.50% range. That level may be higher if we can get more slope in the yield curve, but it likely will be lower than the 2006 cumulative margin.”

“There is no question that the implementation of the overdraft privilege product and the related fee income it generated contributed to our positive performance in 2006,” added Mr. Small. “And while we expect those levels of fees to continue, the year-over-year growth won’t be significant once we get beyond the 2007 first quarter. While our budget for 2007 reflects total growth in fee income of more than 18%, we will have to work very hard to achieve that target.”

“On the expense side, we anticipate that our costs will grow by approximately 9%,” continued Mr. Small. “While we are very focused on controlling costs, we also recognize that we need to actively promote ourselves in the markets that we have recently entered and those initiatives are not inexpensive. We also need to bolster our operations staff to better serve our customers.”

“Overall we expect earnings for 2007 to be higher than they were in 2006 but not substantially higher given the challenges we are facing,” added Mr. Small. “In normal times we set goals to grow earnings by 10% and have usually been successful in meeting or exceeding the targets. However, like the rest of our industry, our realistic expectations for the coming year are in the range of 3% to 5% earnings growth.”

“I believe we have significant opportunities in our markets,” concluded Mr. Small. “The strategic initiatives that we are implementing will position us to take advantage of those opportunities. Further, we will continue to explore opportunities both to strengthen our position within our existing footprint and continue to expand our presence into adjacent markets.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, January 16, 2007 to discuss the earnings results and business trends. The conference call may be accessed by calling 877-407-0782. The conference identification number for the call is 226322 Participants should be prepared to provide both the identification number to join the call.

Internet access to the call is also available (in listen-only mode) at the following URL: http://www.vcall.com/IC/CEPage.asp?ID=112645

The audio replay of the Internet Web cast will be available at www.fdef.com until February 2, 2007.

About First Defiance Financial Corp.
First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 26 full service branches and 36 ATM locations in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com.

-Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to grow fee income, the ability to sustain credit quality ratios at current or improved levels, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	December 31,	December 31,
(in thousands)	2006	2005

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$47,668	$44,066
Interest-bearing deposits	2,355	5,190
	50,023	49,256
Securities
Available-for sale, carried at fair value	110,682	113,079
Held-to-maturity, carried at amortized cost	1,441	1,775
	112,123	114,854

Loans	1,239,889	1,178,154
Allowance for loan losses	(13,579)	(13,673)
Loans, net	1,226,310	1,164,481
Loans held for sale	3,426	5,282
Mortgage servicing rights	5,529	5,063
Accrued interest receivable	6,984	6,207
Federal Home Loan Bank stock and other interest-bearing assets	18,586	17,544
Bank Owned Life Insurance	25,326	24,346
Office properties and equipment	34,899	32,429
Real estate and other assets held for sale	2,392	404
Goodwill	35,090	35,084
Core deposit and other intangibles	3,397	4,117
Other assets	3,794	2,015
Total Assets	$1,527,879	$1,461,082

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$106,328	$103,498
Interest-bearing deposits	1,032,117	966,003
Total deposits	1,138,445	1,069,501
Advances from Federal Home Loan Bank	162,228	180,960
Notes payable and other interest-bearing liabilities	30,424	25,748
Subordinated debentures	20,619	20,619
Advance payments by borrowers for tax and insurance	667	605
Deferred taxes	1,200	795
Other liabilities	14,471	11,638
Total liabilities	1,368,054	1,309,866
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	117	117
Additional paid-in-capital	110,285	108,626
Stock acquired by ESOP	(627)	(1,053)
Accumulated other comprehensive income (loss)	(671)	(22)
Retained earnings	120,111	112,041
Treasury stock, at cost	(69,390)	(68,493)
Total stockholders’ equity	159,825	151,216
Total liabilities and stockholders’ equity	$1,527,879	$1,461,082

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2006	2005	2006	2005
Interest Income:
Loans	$22,608	$19,505	$86,213	$69,708
Investment securities	1,405	1,294	5,645	5,273
Interest-bearing deposits	20	87	165	364
FHLB stock dividends	277	251	1,042	829
Total interest income	24,310	21,137	93,065	76,174
Interest Expense:
Deposits	9,438	6,220	33,273	20,615
FHLB advances and other	2,107	1,975	8,885	7,625
Subordinated debentures	346	201	1,308	201
Notes Payable	174	139	577	451
Total interest expense	12,065	8,535	44,043	28,892
Net interest income	12,245	12,602	49,022	47,282
Provision for loan losses	318	378	1,756	1,442
Net interest income after provision for loan losses	11,927	12,224	47,266	45,840
Non-interest Income:
Service fees and other charges	2,645	1,581	9,303	5,603
Mortgage banking income	845	875	3,389	3,345
Gain on sale of non-mortgage loans	26	-	526	-
Gain on sale of securities	(2)	-	(2)	1,222
Insurance and investment sales commissions	888	956	4,531	4,185
Trust income	80	53	312	282
Income from Bank Owned Life Insurance	249	224	979	765
Other non-interest income	191	79	586	523
Total Non-interest Income	4,922	3,768	19,624	15,925
Non-interest Expense:
Compensation and benefits	5,901	5,870	24,152	23,446
Occupancy	1,310	1,227	5,103	4,651
State franchise tax	293	420	1,288	1,285
Acquisition related charges	-	20	-	3,476
Data processing	929	843	3,689	3,247
Amortization of intangibles	180	214	719	755
Other non-interest expense	2,597	2,090	8,888	7,082
Total Non-interest Expense	11,210	10,684	43,839	43,942
Income before income taxes	5,639	5,308	23,051	17,823
Income taxes	1,666	1,864	7,451	5,853
Net income	$3,973	$3,444	$15,600	$11,970

Earnings per share:
Basic	$0.56	$0.50	$2.22	$1.75
Diluted	$0.55	$0.48	$2.18	$1.69

Core operating earnings per share*:
Basic	$0.56	$0.50	$2.22	$2.08
Diluted	$0.55	$0.48	$2.18	$2.01

Average Shares Outstanding:
Basic	7,051	6,927	7,027	6,843
Diluted	7,168	7,161	7,163	7,096

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.
	Three months ended or at			Twelve months ended
	December 31,			December 31,
(dollars in thousands, except per share data)	2006	2005	% change	2006	2005	% change
Summary of Operations

Tax-equivalent interest income (1)	24,459	21,283	14.9	93,661	76,798	22.0
Interest expense	12,065	8,535	41.4	44,043	28,892	52.4
Tax-equivalent net interest income (1)	12,394	12,748	(2.8)	49,618	47,906	3.6
Provision for loan losses	318	378	(15.9)	1,756	1,442	21.8
Tax-equivalent NII after provision for loan loss (1)	12,076	12,370	(2.4)	47,862	46,464	3.0
Securities gains	(2)	-	NM	(2)	1,222	NM
Non-interest income-excluding securities gains	4,924	3,768	30.7	19,626	14,703	33.5
Non-interest expense	11,210	10,684	4.9	43,839	43,942	(0.2)
Non-interest expense-excluding non-core charges	11,210	10,664	5.1	43,839	40,466	8.3
One time acquisition related charges	-	20	NM	-	3,476	NM
Income taxes	1,666	1,864	(10.6)	7,451	5,853	27.3
Net Income	3,973	3,444	15.4	15,600	11,970	30.3
Core operating earnings (2)	3,973	3,457	14.9	15,600	14,229	9.6
Tax equivalent adjustment (1)	149	146	2.1	596	624	(4.5)
At Period End
Assets	1,527,879	1,461,082	4.6
Earning assets	1,376,379	1,321,024	4.2
Loans	1,239,889	1,178,154	5.2
Allowance for loan losses	13,579	13,673	(0.7)
Deposits	1,138,445	1,069,501	6.4
Stockholders’ equity	159,825	151,216	5.7
Average Balances
Assets	1,516,709	1,429,953	6.1	1,495,761	1,364,797	9.6
Earning assets	1,364,064	1,290,007	5.7	1,347,625	1,238,214	8.8
Deposits and interest-bearing liabilities	1,340,179	1,265,623	5.9	1,324,398	1,209,284	9.5
Loans	1,225,567	1,149,937	6.6	1,209,498	1,089,942	11.0
Deposits	1,125,641	1,058,660	6.3	1,101,512	1,018,777	8.1
Stockholders’ equity	159,314	150,063	6.2	155,548	144,983	7.3
Stockholders’ equity / assets	10.50%	10.49%	0.1	10.40%	10.62%	(2.1)
Per Common Share Data
Net Income
Basic	$0.56	$0.50	12.0	$2.22	$1.75	26.9
Diluted	0.55	0.48	14.6	$2.18	1.69	29.0
Core operating earnings (2)
Basic	$0.56	$0.50	12.7	$2.22	$2.08	6.7
Diluted	$0.55	$0.48	15.5	$2.18	2.01	8.4
Dividends	0.25	0.24	4.2	0.97	0.90	7.8
Market Value:
High	$30.70	$30.06	2.1	$30.70	$31.44	(2.4)
Low	26.87	25.56	5.1	25.09	25.29	(0.8)
Close	30.25	27.09	11.7	30.25	27.09	11.7
Book Value	22.38	21.31	5.0	22.38	21.31	5.0
Tangible Book Value	16.99	15.76	7.8	16.99	15.76	7.8
Shares outstanding, end of period (000)	7,142	7,085	0.8	7,142	7,085	0.8
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.60%	3.92%	(8.0)	3.68%	3.87%	(4.9)
Return on average assets --GAAP	1.04%	0.96%	8.8	1.04%	0.88%	18.5
Return on average assets -- Core Operating	1.04%	0.96%	8.4	1.04%	1.04%	0.3
Return on average equity -- GAAP	9.89%	9.11%	8.6	10.03%	8.26%	21.4
Return on average equity -- Core Operating	9.89%	9.14%	8.2	10.03%	9.81%	2.2
Efficiency ratio (3) -- GAAP	64.73%	64.69%	0.1	63.31%	70.18%	(9.8)
Efficiency ratio (3) -- Core Operating	64.73%	64.57%	0.2	63.31%	64.63%	(2.0)
Effective tax rate	29.54%	35.12%	(15.9)	32.32%	32.84%	(1.6)
Dividend payout ratio (basic)	44.64%	48.00%	(7.0)	43.69%	51.43%	(15.0)

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Core operating earnings = Net income plus after-tax effect of acquisition related and other one-time charges. See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations
First Defiance Financial Corp.

Management believes that the presentation of the non-GAAP financial measures in this release assists investors when comparing results period-to-period in a more meaningful and consistent manner and provides a better measure of results for First Defiance's ongoing operations.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended		Twelve months ended
	December 31,		December 31,
(dollars in thousands, except per share data)	2006	2005	2006	2005
Core Operating Earnings

Net Income	$3,973	$3,444	$15,600	$11,970

Acquisition related charges	-	20	-	3,476
Tax effect	-	(7)	-	(1,217)
After-tax non-operating items	-	13	-	2,259
Core operating earnings	$3,973	$3,457	$15,600	$14,229

Acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc. and Genoa Savings and Loan Company.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Twelve months ended
	December 31,		December 31,
(dollars in thousands)	2006	2005	2006	2005

Gain from sale of mortgage loans	$615	$609	$2,423	$2,291
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	412	385	1,576	1,421
Amortization of mortgage servicing rights	(157)	(171)	(612)	(784)
Mortgage servicing rights valuation adjustments	(24)	52	2	417
	231	266	966	1,054
Total revenue from sale and servicing of mortgage loans	$846	$875	$3,389	$3,345

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended December 31,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,225,567	$22,615	7.32%	$1,149,937	$19,511	6.73%
Securities	118,227	1,547	5.19%	113,766	1,434	5.00%
Interest Bearing Deposits	1,956	20	4.06%	9,008	87	3.83%
FHLB stock	18,314	277	6.00%	17,296	251	5.76%
Total interest-earning assets	1,364,064	24,459	7.11%	1,290,007	21,283	6.55%
Non-interest-earning assets	152,645			139,946
Total assets	$1,516,709			$1,429,953
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,025,941	$9,438	3.65%	$965,629	$6,220	2.56%
FHLB advances and other	170,318	2,107	4.91%	171,645	1,975	4.57%
Other Borrowings	23,601	174	2.92%	21,555	139	2.56%
Subordinated debentures	20,619	346	6.66%	13,763	201	5.79%
Total interest-bearing liabilities	1,240,479	12,065	3.86%	1,172,592	8,535	2.89%
Non-interest bearing deposits	99,700	-	-	93,031	-	-
Total including non-interest-bearing demand deposits	1,340,179	12,065	3.57%	1,265,623	8,535	2.68%
Other non-interest-bearing liabilities	17,216			14,268
Total liabilities	1,357,395			1,279,891
Stockholders' equity	159,314			150,063
Total liabilities and stockholders' equity	$1,516,709			$1,429,954
Net interest income; interest rate spread		$12,394	3.25%		$12,748	3.66%
Net interest margin (3)			3.60%			3.92%
Average interest-earning assets to average interest bearing liabilities			110%			110%

	Twelve Months Ended December 31,
	2006			2005
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,209,498	$86,237	7.13%	$1,089,942	$69,732	6.40%
Securities	116,718	6,217	5.30%	121,510	5,873	4.88%
Interest Bearing Deposits	3,483	165	4.74%	10,410	364	3.50%
FHLB stock	17,926	1,042	5.81%	16,352	829	5.07%
Total interest-earning assets	1,347,625	93,661	6.95%	1,238,214	76,798	6.20%
Non-interest-earning assets	148,136			126,583
Total assets	$1,495,761			$1,364,797
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,006,468	$33,273	3.31%	$932,036	$20,615	2.21%
FHLB advances and other	181,949	8,885	4.88%	168,330	7,625	4.53%
Other Borrowings	20,318	577	2.84%	18,736	451	2.41%
Subordinated debentures	20,619	1,308	6.34%	3,441	201	5.84%
Total interest-bearing liabilities	1,229,354	44,043	3.58%	1,122,543	28,892	2.57%
Non-interest bearing deposits	95,044	-	-	86,741	-	-
Total including non-interest-bearing demand deposits	1,324,398	44,043	3.33%	1,209,284	28,892	2.39%
Other non-interest-bearing liabilities	15,815			10,530
Total liabilities	1,340,213			1,219,814
Stockholders' equity	155,548			144,983
Total liabilities and stockholders' equity	$1,495,761			$1,364,797
Net interest income; interest rate spread		$49,618	3.37%		$47,906	3.63%
Net interest margin (3)			3.68%			3.87%
Average interest-earning assets to average interest bearing liabilities			110%			110%

(1)   Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005
Summary of Operations
Tax-equivalent interest income (1)	$24,459	$24,240	$23,107	$21,853	$21,283
Interest expense	12,065	11,883	10,694	9,400	8,535
Tax-equivalent net interest income (1)	12,394	12,357	12,413	12,453	12,748
Provision for loan losses	318	373	683	383	378
Tax-equivalent NII after provision for loan losses (1)	12,076	11,984	11,730	12,070	12,370
Investment securities gains	(2)	-	-	-	-
Non-interest income (excluding securities gains/losses)	4,924	5,060	5,127	4,515	3,768
Non-interest expense	11,210	11,091	10,795	10,742	10,684
Acquisition and other non-core charges	-	-	-	-	20
Income taxes	1,666	1,982	1,955	1,848	1,864
Net income	3,973	3,823	3,953	3,851	3,444
Core operating earnings (2)	3,973	3,823	3,953	3,851	3,457
Tax equivalent adjustment (1)	149	148	154	144	146
At Period End
Total assets	$1,527,879	$1,524,679	$1,514,666	$1,478,190	$1,461,082
Earning assets	1,376,379	1,378,707	1,377,560	1,344,189	1,321,024
Loans	1,239,889	1,236,712	1,237,464	1,207,582	1,178,154
Allowance for loan losses	13,579	14,298	14,239	13,848	13,673
Deposits	1,138,445	1,130,526	1,110,750	1,081,795	1,069,501
Stockholders’ equity	159,825	158,155	154,312	154,045	151,216
Stockholders’ equity / assets	10.46%	10.37%	10.19%	10.42%	10.35%
Goodwill	35,090	35,124	35,124	35,084	35,084
Average Balances (3)
Total assets	$1,516,709	$1,512,644	$1,494,535	$1,459,158	$1,429,953
Earning assets	1,364,064	1,363,714	1,346,630	1,316,096	1,290,007
Deposits and interest-bearing liabilities	1,340,179	1,340,020	1,325,344	1,292,046	1,265,623
Loans	1,225,567	1,225,456	1,209,263	1,177,707	1,149,937
Deposits	1,125,641	1,124,397	1,090,331	1,065,677	1,058,660
Stockholders’ equity	159,314	156,017	154,260	152,602	150,063
Stockholders’ equity / assets	10.50%	10.31%	10.32%	10.46%	10.49%
Per Common Share Data
Net Income:
Basic	$0.56	$0.54	$0.56	$0.55	$0.50
Diluted	0.55	0.53	0.55	0.54	0.48
Core operating earnings (2)
Basic	$0.56	$0.54	$0.56	$0.55	$0.50
Diluted	0.55	0.53	0.55	0.54	0.48
Dividends	0.25	0.24	0.24	0.24	0.24
Market Value:
High	$30.70	$28.69	$30.29	$28.88	$30.06
Low	26.87	25.18	25.09	25.39	25.56
Close	30.25	28.53	26.35	26.34	27.09
Book Value	22.38	22.16	21.68	21.51	21.31
Shares outstanding, end of period (in thousands)	7,142	7,140	7,117	7,165	7,085
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.60%	3.59%	3.69%	3.84%	3.92%
Return on average assets -- GAAP	1.04%	1.00%	1.06%	1.07%	0.96%
Return on average assets -- Core operating	1.04%	1.00%	1.06%	1.07%	0.96%
Return on average equity -- GAAP	9.89%	9.72%	10.28%	10.23%	9.11%
Return on average equity -- Core operating	9.89%	9.72%	10.28%	10.23%	9.14%
Efficiency ratio (3) -- GAAP	64.73%	63.68%	61.55%	63.31%	64.69%
Efficiency ratio -- Core operating	64.73%	63.68%	61.55%	63.31%	64.57%
Effective tax rate	29.54%	34.14%	33.09%	32.43%	35.12%
Dividend payout ratio (basic)	44.64%	44.44%	42.86%	43.64%	48.00%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005
Loan Portfolio Composition
One to four family residential real estate	$250,808	$260,028	$270,493	$268,380	$275,497
Construction	17,339	16,578	19,912	18,462	21,173
Commercial real estate	579,860	568,346	549,345	544,342	551,983
Commercial	232,914	231,232	236,845	215,279	171,289
Consumer finance	43,770	46,969	49,593	52,530	55,297
Home equity and improvement	122,789	120,883	116,250	112,927	113,000
Total loans	1,247,480	1,244,036	1,242,438	1,211,920	1,188,239
Less:
Loans in process	6,409	6,118	9,111	7,443	8,782
Deferred loan origination fees	1,182	1,206	1,397	1,265	1,303
Allowance for loan loss	13,579	14,298	14,239	13,848	13,673
Net Loans	$1,226,310	$1,222,414	$1,217,691	$1,189,364	$1,164,481

Allowance for loan loss activity
Beginning allowance	$14,298	$14,239	$13,848	$13,673	$13,624
Provision for loan losses	318	373	683	383	378
Reserve from acquisitions
Reclassification between allowance for loan loss and
purchase loan discount on prior quarter acquisition
Credit loss charge-offs:
One to four family residential real estate	244	58	23	188	150
Commercial real estate	664	134	173	57	25
Commercial	62	85	13	17	55
Consumer finance	95	67	135	95	121
Home equity and improvement	65	48	21	32	25
Total charge-offs	1,130	392	365	389	376
Total recoveries	93	78	73	181	47
Net charge-offs (recoveries)	1,037	314	292	208	329
Ending allowance	$13,579	$14,298	$14,239	$13,848	$13,673

Credit Quality
Non-accrual loans	$7,510	$7,018	$5,504	$3,856	$4,952
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	7,510	7,018	5,504	3,856	4,952
Real estate owned (REO)	2,392	3,026	3,434	3,710	404
Total non-performing assets (1)	$9,902	$10,044	$8,938	$7,566	$5,356
Net charge-offs	1,037	314	292	208	329

Allowance for loan losses / loans	1.10%	1.16%	1.16%	1.15%	1.16%
Allowance for loan losses / non-performing assets	137.13%	142.35%	159.31%	183.03%	255.28%
Allowance for loan losses / non-performing loans	180.81%	203.73%	258.70%	359.13%	276.11%
Non-performing assets / loans plus REO	0.80%	0.81%	0.72%	0.63%	0.45%
Non-performing assets / total assets	0.65%	0.66%	0.59%	0.51%	0.37%
Net charge-offs / average loans (annualized)	0.34%	0.10%	0.10%	0.07%	0.11%

Deposit Balances
Non-interest-bearing demand deposits	$106,328	$102,664	$95,468	$94,515	$103,498
Interest-bearing demand deposits and money market	306,003	300,680	307,077	295,873	276,558
Savings deposits	74,491	73,518	76,603	80,826	82,766
Retail time deposits less than $100,000	493,594	469,939	442,915	437,609	408,384
Retail time deposits greater than $100,000	140,392	141,889	132,566	135,655	161,305
National/Brokered time deposits	17,637	41,836	56,121	37,317	36,990
Total deposits	$1,138,445	$1,130,526	$1,110,750	$1,081,795	$1,069,501

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.